Exhibit 99.1

Streamline Health® Announces 1-For-15 Reverse Stock Split

Atlanta, GA – September 26, 2024 – Streamline Health Solutions, Inc. (“Streamline” or the “Company”) (NASDAQ: STRM), a leading provider of solutions that enable healthcare providers to improve financial performance, today announced that it will proceed with a 1-for-15 reverse stock split (the “Reverse Stock Split”) of its outstanding shares of Common Stock (the “Common Stock”) following approval by its Board of Directors. The 1-for-15 ratio is within the range approved by the Company’s stockholders at the Special Meeting of Stockholders held on September 19, 2024.

The Reverse Stock Split is intended to bring the Company into compliance with the minimum bid price requirement for continued listing on The Nasdaq Capital Market. The Reverse Stock Split is expected to become effective at 12:01 a.m., Eastern Daylight Time, on October 4, 2024 (the “Effective Time”), and the Common Stock is expected to begin trading on a post-split basis when the market opens on October 4, 2024, under the new CUSIP number 86323X205. The Common Stock will continue to be traded on The Nasdaq Capital Market under the symbol “STRM.”

At the Effective Time, each 15 shares of Common Stock issued and outstanding will be automatically combined into one share of Common Stock. No fractional shares will be issued in connection with the Reverse Stock Split, and, in lieu thereof, the Company will pay each stockholder of record at the time of effectiveness of the Reverse Stock Split who otherwise would be entitled to receive fractional shares (because such stockholder holds a number of pre-Reverse Stock Split shares not evenly divisible by 15) an amount in cash equal to the fraction to which the stockholder would otherwise be entitled multiplied by the closing sales price of the Common Stock as reported on The Nasdaq Capital Market on the date on which the Effective Time occurs.

The Reverse Stock Split will also apply to any outstanding securities or rights convertible into, or exchangeable or exercisable for, Common Stock and all references to such Common Stock in agreements, arrangements, documents and plans relating thereto or any option or right to purchase or acquire shares of Common Stock shall be deemed to be references to the Common Stock or options or rights to purchase or acquire shares of Common Stock, as the case may be, after giving effect to the Reverse Stock Split. Additionally, all equity awards outstanding immediately prior to the Reverse Stock Split will be proportionately adjusted.

Computershare Inc. (“Computershare”), the Company’s transfer agent, is acting as the exchange agent for the Reverse Stock Split. Stockholders holding their shares electronically in book-entry form are not required to take any action to receive post-split shares. Stockholders owning shares through a bank, broker or other nominee will have their positions adjusted to reflect the Reverse Stock Split and will receive payment for any fractional shares in accordance with their respective bank’s, broker’s, or nominee’s particular processes. Stockholders may direct any questions to Computershare at (800) 962-4284.

Additional information concerning the Reverse Stock Split can be found in the Company’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on August 19, 2024.

About Streamline Health

Streamline Health Solutions, Inc. (Nasdaq: STRM) enables healthcare organizations to proactively address revenue leakage and improve financial performance. We deliver integrated solutions, technology-enabled services and analytics that drive compliant revenue leading to improved financial performance across the enterprise. For more information, visit www.streamlinehealth.net

Contact

Jacob Goldberger

Vice President, Finance

303.887.9625

jacob.goldberger@streamlinehealth.net

Source: Streamline Health Solutions, Inc.